UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2007

Date of Report - (Date of earliest event reported)

PARAMOUNT ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-51518	20-2938469
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

787 7th Avenue, 48th Floor

New York, NY 10019

(Address of principal executive offices) (Zip Code)

(212) 554-4300

(Registrant’s telephone number)

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 1, 2007, Paramount Acquisition Corp., a Delaware corporation (“Paramount”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) among Paramount, B.J.K. Inc., a New York corporation doing business as Chem Rx (“Chem Rx”), and the stockholders of Chem Rx listed on Exhibit A thereto (each a “Seller” and collectively, the “Sellers”).  Pursuant to the Stock Purchase Agreement, on the closing date, subject to Paramount stockholder approval, Paramount will acquire 100% of the issued and outstanding common stock of Chem Rx (the “Stock Purchase”).

Chem Rx is an innovative provider of institutional pharmacy services in the New York area.  Paramount has agreed that, in connection with the closing, Paramount will change its name to “Chem Rx Corporation”

A copy of the press release issued by Paramount is included as Exhibit 99.1 to this Current Report on Form 8-K.

Stock Purchase Agreement

Cash Consideration.  At the closing of the transactions contemplated by the Stock Purchase Agreement, Paramount will pay $133 million in cash to the Sellers less (i) the amount of net indebtedness and transaction expenses in excess of thresholds set forth in the Stock Purchase Agreement as of the closing date, (ii) the amount payable to Steven Silva under the payment agreement described below and (iii) any amounts paid to Benny Salerno in connection with the acquisition by Chem Rx of Chem Rx/Salerno’s, LLC, also described below.  The cash portion of the purchase price is also subject to adjustment based on Chem Rx’s net worth as of the closing date.

Stock Consideration.  At the closing, Paramount will issue an aggregate of 1,500,000 newly issued shares of Paramount common stock to the Sellers, and an additional 1,000,000 shares of Paramount common stock in connection with the acquisition of Chem Rx New Jersey, LLC, an affiliated operating company of which 90% of the equity is owned by certain shareholders of Chem Rx.

Contingent Cash and Stock Consideration.  Paramount will pay the Sellers an additional amount of cash up to $12,500,000 and issue up to an aggregate of 9,000,000 newly issued shares of Paramount common stock subject to the achievement of certain milestones with respect to Paramount’s EBITDA and share price following the closing under the Stock Purchase Agreement.

The Sellers will not have the right to acquire shares of Paramount common stock as contingent stock consideration to the extent that after giving effect to any such issuance, the Sellers (together with their affiliates) would beneficially own in excess of 20% (the “Maximum Percentage”) of the number of shares of Paramount common stock outstanding immediately after giving effect to such issuance.  If Paramount is obligated under the terms of the Stock Purchase Agreement to issue to the Sellers shares of Paramount common stock that would result in the Sellers owning more than the Maximum Percentage, then in lieu of issuing such shares, Paramount may pay each Seller an amount in cash equal to the number of shares to which such Seller was entitled, multiplied by the average of the closing price for the Paramount common stock for a period of 30 consecutive trading days immediately preceding the date such shares became issuable to the Sellers.

Representations, warranties and covenants.  The parties have made customary representations, warranties and covenants in the Stock Purchase Agreement, including covenants of Paramount, on the one hand, and the Sellers and Chem Rx, on the other hand, to operate in the ordinary course and not engage in certain kinds of transactions.  Paramount, Chem Rx and the Sellers have agreed not to solicit alternative transactions.

Conditions to Closing.  The closing of the transaction is subject to Paramount stockholder approval and Paramount’s ability to secure financing in an amount sufficient to consummate the transaction, as well as customary closing conditions.  In addition, the closing is conditioned on (i) holders of no more than 20% in interest of Paramount’s outstanding shares of common stock having demanded that Paramount redeem their shares for cash as permitted by the Paramount certificate of incorporation and (ii) the merger of Chem Rx NJ and the buyout of the minority interest of Chem Rx/Salerno’s, LLC (Chem Rx’s Pennsylvania operating subsidiary), each as described below, having been consummated.

Indemnification.  The Stock Purchase Agreement provides that the Sellers will jointly and severally indemnify Paramount and its affiliates, and Paramount will indemnify the Sellers and their affiliates against any losses arising from a breach or inaccuracy of any representation or warranty of such party or a breach or failure to perform any covenant of such party.  The Sellers will also indemnify Paramount against any losses arising from any excess transaction expenses of the Sellers, the amount by which Chem Rx’s net indebtedness  at closing exceeds the expected threshold, any amounts that are paid or payable to Benny Salerno pursuant to or in connection with the Salerno buyout described below or amounts due to Steven Silva under the Steven Silva Payment Agreement described below, each to the extent any such amounts are not taken into account in calculating the cash consideration.  In addition, the Sellers will indemnify Paramount for losses relating to certain claims by current or former stockholders.  Subject to certain exceptions, indemnification for breach of a representation or warranty is subject to a $2,000,000 threshold, after which losses in excess of $500,000 shall be indemnifiable and a $25,000,000 cap (which is inclusive of claims for breaches of environmental representations and warranties described below).  Breaches of Chem Rx’s environmental representations and warranties are subject to a $40,000,000 cap (which is inclusive of claims for indemnification based on breaches of other representations and warranties).  Subject to certain exceptions, the representations and warranties of the parties expire 18 months following the closing date.

Termination.  The Stock Purchase Agreement contains certain termination rights for both Paramount and the Sellers under specified circumstances, including in the event that the closing of the transactions contemplated by the Stock Purchase Agreement has not occurred by October 27, 2007 (except in certain specified circumstances pursuant to which the closing date may be extended).

Management.  Pursuant to the Stock Purchase Agreement, the overall business, property and affairs of Paramount will be managed under the direction of a board of directors,

with directors serving in classified terms.  The board of directors will initially consist of (i) two persons designated by the Sellers, with terms expiring at the 2010 annual meeting of Paramount stockholders, and who shall initially be Jerry Silva and Steven Silva, (ii) two persons designated by Paramount, with terms expiring at the 2009 annual meeting of Paramount stockholders, (iii) three persons mutually designated by the Sellers and Paramount, each of whom shall be “independent” within the meaning of Nasdaq or any other exchange where Paramount’s shares are traded, with terms expiring at the 2008 annual meeting of Paramount stockholders and (iv) two additional independent directors to the extent necessary to satisfy the rules of any exchange where Paramount shares are traded.

Lock-Up.  The Sellers will be restricted from transferring any shares of Paramount common stock issued pursuant to the Stock Purchase Agreement for 180 days following the closing.  Upon the expiration of the 180-day period, the lock-up will expire with respect to 50% of the total number of shares of Paramount common stock and the restriction will terminate with respect to the remaining shares on the first anniversary of the closing date.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Registration Rights Agreement

At the closing of the Stock Purchase Agreement, Paramount and the Sellers will enter into a registration rights agreement pursuant to which Paramount will grant to the Sellers certain “piggyback”, “demand” and “S-3” registration rights with respect to the shares of Paramount common stock they receive as consideration for their shares in Chem Rx.  The registration rights agreement will require Paramount, as soon as it becomes eligible to use Form S-3, to file a shelf registration statement under Rule 415 of the Securities Act for all the shares of Paramount common stock issued to the Sellers.

Voting Agreement

At the closing of the Stock Purchase Agreement, Paramount will enter into a Voting Agreement with the Sellers and certain other stockholders of Paramount, pursuant to which, among other things, Paramount will agree to take such actions as are within Paramount’s control to provide for the Board of Directors to consist of seven members (or nine members, if Paramount is required to designate additional independent directors) and to enable the election to the board of the persons to be designated to the board, as described above.

Employment Agreements

Contemporaneously with the execution of the Stock Purchase Agreement, Paramount entered into employment agreements with certain key employees of Chem Rx.  These agreements will become effective upon the closing under the Stock Purchase Agreement.

Jerry Silva.  Paramount entered into a three-year employment agreement with Jerry Silva, pursuant to which Jerry Silva will serve as the Chairman and Chief Executive Officer of Paramount.  Unless earlier terminated, the employment agreement expires on December 31, 2010. Mr. Silva will be entitled to an initial base salary of $500,000, which will be reviewed and subject to upward adjustment.  Mr. Silva will also be entitled to an annual incentive bonus of up to $250,000, which shall be paid in the discretion of the Board of Directors, and to participate in such suitable medical, dental, pension and other benefit plans as the Board of Directors adopts.

Mr. Silva will be entitled to receive severance payments in the following amounts:

•                 Termination of Mr. Silva with cause: (A) any earned but unpaid base salary, (B) any bonus earned with respect to a completed period but not yet paid, (C) unreimbursed business expenses, and (D) any amounts accrued and payable under the terms of any of Paramount’s benefit plans (collectively the “Accrued Obligations”);

•                 Termination by Mr. Silva with good reason or termination by Company without cause during or upon expiration of the term: (A) the Accrued Obligations, (B) his base salary, payable over the one year period following termination of his employment in equal monthly installments paid on the first of each month beginning with the second month following the date of termination, (C) a prorated bonus for the year of termination and (D) one year of continued medical, dental and other benefits that may be in effect on the date of termination of his employment; and

•                 Termination of Mr. Silva upon death or disability: (A) the Accrued Obligations and (B) a prorated bonus for the year of termination.

Paramount shall also indemnify and hold Mr. Silva harmless for acts and omissions in connection with Mr. Silva’s employment to the maximum extent permitted by law.

Steven Silva.  Paramount entered into a five-year employment agreement with Steven Silva, pursuant to which Steven Silva will serve as the President and Chief Operating Officer of Paramount.  Unless earlier terminated, the employment agreement expires on December 31, 2012. Mr. Silva will be entitled to an initial base salary of $500,000, which will be reviewed and subject to upward adjustment.  Mr. Silva will also be entitled to an annual incentive bonus of up to $250,000, which shall be paid in the discretion of the Board of Directors, and to participate in such suitable medical, dental, pension and other benefit plans as the Board of Directors adopts.

Mr. Silva will be entitled to receive severance payments in the following amounts:

•                  Termination of Mr. Silva with cause: the Accrued Obligations;

•                  Termination by Mr. Silva with good reason or termination by Paramount without cause during or upon expiration of the term: (A) the Accrued Obligations, (B) two times his base salary, payable over the two year period following termination of employment in equal monthly installments paid on the first of each month beginning with the second month following the date of termination, (C) a prorated bonus for the year of termination and (D) one year of continued medical, dental and other benefits that may be in effect on the date of termination of his employment, and

•                  Termination of Mr. Silva upon death or disability: (A) the Accrued Obligations and (B) a prorated bonus for the year of termination.

To terminate Mr. Silva’s employment without cause, the Board of Directors must determine in good faith, upon reasonable review of all considerations deemed relevant by the Board of Directors, including without limitation, the performance of Paramount and its growth and profitability, and any act or acts or conduct, or failure or failures to act, by Mr. Silva that could be detrimental to Paramount or Chem Rx or to the reputation of Paramount or Chem Rx, that Mr. Silva’s continued employment by Paramount may reasonably be expected to be materially and demonstrably detrimental to the best interests of Paramount or its stockholders, and Paramount must deliver to Mr. Silva a copy of a resolution duly adopted by a majority of the entire Board of Directors (excluding Steven Silva and Jerry Silva) at a meeting of the Board of Directors called and held for such purpose that makes such determination and states the basis for that belief. In addition, Mr. Silva must have been given advance written notice that the Board of Directors was considering his termination without cause and the considerations for such termination as well as an opportunity to be heard with counsel.

Paramount shall also indemnify and hold Mr. Silva harmless for acts and omissions in connection with Mr. Silva’s employment to the maximum extent permitted by law.

The foregoing descriptions of the employment agreements do not purport to be complete and are qualified in their entirety by reference to the employment agreements, copies of which are filed as Exhibit 10.1 and 10.2 hereto and are incorporated herein by reference.

As a condition to the closing under the Stock Purchase Agreement, no later than June 15, 2007, Paramount will enter into employment agreements with two additional key employees of Chem Rx, as described below.

Chuck Kelly.  Paramount’s agreement with Mr. Kelly is expected to provide for a three-year employment term expiring December 31, 2010, and for Mr. Kelly to serve as the Chief Financial Officer of Paramount.  This agreement is expected to provide for Mr. Kelly to receive an initial base salary of $250,000, which will be reviewed and subject to upward adjustment, and for Mr. Kelly to be entitled to an annual incentive bonus of up to $125,000, which shall be paid in the discretion of the board of directors.  The remaining terms of Mr. Kelly’s employment agreement are expected to be on terms that are substantially the same as Mr. Jerry Silva’s agreement.

Michael Segal.  Paramount’s agreement with Mr. Segal is expected to provide for a three-year employment term expiring December 31, 2010, and for Mr. Segal to serve as the Vice President - New Jersey Operations of Paramount.  This agreement is expected to provide for Mr. Segal to receive an initial base salary of $200,000, which will be reviewed and subject to upward adjustment, and for Mr. Segal to be entitled to an annual incentive bonus of up to $100,000, which shall be paid in the discretion of the board of directors.  The remaining terms of Mr. Segal’s employment agreement are expected to be on terms that are substantially the same as Mr. Jerry Silva’s agreement.

If the closing under the Stock Purchase Agreement does not occur, the employment agreements described above will be null and void and of no further force and effect.

Steven Silva Payment Agreement

On May 31, 2007, Chem Rx entered into a payment agreement with Steven Silva, Executive Vice President and Chief Operating Officer of Chem Rx, pursuant to which Chem Rx will pay Mr. Silva $11,000,000 for structuring and negotiating the Stock Purchase Agreement.  Such payment will be made only upon the closing under the Stock Purchase Agreement.

Merger with Chem Rx NJ

Promptly following the execution and delivery of the Stock Purchase Agreement, Paramount will enter into an agreement and plan of merger with Chem Rx New Jersey, LLC, a New Jersey limited liability company (“Chem Rx NJ”), pursuant to which a newly-formed subsidiary of Paramount will merge with and into Chem Rx NJ with Chem Rx NJ as the surviving corporation in the merger.

In connection with the merger, the holders of membership interests in Chem Rx NJ will be entitled to receive, in exchange for such interests, an aggregate of 1,000,000 shares of Paramount common stock.

Salerno Buyout

Promptly following the execution and delivery of the Stock Purchase Agreement, Chem Rx will enter into an agreement with Benny Salerno, pursuant to which Chem Rx will acquire the 8.82352% interest owned by Benny Salerno in Chem Rx/Salerno’s, LLC, a Pennsylvania limited liability company and a subsidiary of Chem Rx (“Chem Rx PA”).  Following the closing of the transactions contemplated by that agreement, Chem Rx PA will be a wholly owned subsidiary of Chem Rx.

Financing

In conjunction with the closing of the transactions described in the Stock Purchase Agreement, Paramount will enter into financing arrangements the proceeds of which will be used to pay the cash consideration owed to the Sellers in connection with the Stock Purchase Agreement, refinance existing indebtedness of Chem Rx and for the general working capital needs of Paramount and Chem Rx.

Cautionary Statements

The Stock Purchase Agreement has been included to provide investors with information regarding its terms.  Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this Form 8-K, the Stock Purchase Agreement is not intended to be a source of factual, business or operational information about the parties.

Investors should not rely upon the representations and warranties in the Stock Purchase Agreement as statements of factual information about any of the parties thereto. These representations and warranties were made only for purposes of the Stock Purchase Agreement, may be relied upon only by the parties to the Stock Purchase Agreement to whom such representations and warranties were made, were made solely as of the date specified in the Stock Purchase Agreement and are subject to modification or qualification by other disclosures made by the parties to each other in connection with the Stock Purchase Agreement.  Some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to public disclosures by the parties.  Information about the parties to the Stock Purchase Agreement can be found elsewhere in this document and in other public filings that the parties make with the SEC, which are available without charge at www.sec.gov.  See “Additional Information and Where to Find It” below.

Additional Information and Where to Find It

A stockholder meeting will be announced soon to obtain stockholder approval for the Stock Purchase Agreement.  Paramount intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the Stock Purchase Agreement.  The proxy statement will be mailed to Paramount’s stockholders. PARAMOUNT’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCK PURCHASE AGREEMENT, PARAMOUNT AND CHEMRX. Investors and stockholders may obtain free copies of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.  A free copy of the proxy statement when it becomes available may also be obtained from Paramount, at 787 7th Avenue, 48th Floor, New York, NY 10019.  Paramount and its officers and directors may be deemed to be participants in the solicitation of proxies from Paramount’s stockholders with respect to the Stock Purchase Agreement.  Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Paramount and its respective executive officers and directors in the proposed Stock Purchase Agreement by reading the proxy statement, which will be filed with the SEC.

Item 9.01                                           Financial Statements and Exhibits.

(c) Exhibits

2.1                                 Stock Purchase Agreement, dated June 1, 2007, among Paramount, Chem Rx and the Sellers.

10.1                           Employment Agreement, dated June 1, 2007, among Paramount and Jerry Silva.

10.2                           Employment Agreement, dated June 1, 2007, among Paramount and Steven Silva

99.1                           Press Release, dated June 4, 2007.

99.2                           Investor Presentation, dated June, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT ACQUISITION CORP.

	By:	/s/ J. JAY LOBELL
Name: J. Jay Lobell
Title: Chief Executive Officer

Dated: June 4, 2007

Exhibit Index

Exhibit No.

2.1	Stock Purchase Agreement, dated June 1, 2007, among Paramount, Chem Rx and the Sellers.

10.1	Employment Agreement, dated June 1, 2007, among Paramount and Jerry Silva.

10.2	Employment Agreement, dated June 1, 2007, among Paramount and Steven Silva

99.1	Press Release, dated June 4, 2007.

99.2	Investor Presentation, dated June, 2007.